EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-FA6

                                 TERMS AGREEMENT
                                 ---------------
                           (to Underwriting Agreement,
                             dated January 27, 2004
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                                   July 25, 2005
Irving, Texas 75063

      Deutsche Bank Securities Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-FA6 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 2005-FA6 Certificates shall evidence the entire beneficial ownership interest in a pool (the "Mortgage Pool") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of July 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pool: Approximately $225,048,730 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 240 and 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

              Principal               Interest          Class Purchase
Class          Balance                  Rate           Price Percentage
-----          --------                 ----           ----------------
A-1        $  25,000,000.00         Variable(1)         100.812500000%
A-2                   (2)           Variable(1)           0.000000000%
A-3        $   7,895,000.00            5.500%           100.812500000%
A-4        $  20,264,000.00            5.500%           100.812500000%
A-5        $   2,148,000.00            5.500%           100.812500000%
A-6        $  47,230,000.00            5.500%           100.812500000%
A-7        $   8,265,000.00            5.500%           100.812500000%
A-8        $ 100,025,000.00         Variable(1)         100.812500000%
A-9                   (2)           Variable(1)           0.000000000%
A-10       $   1,913,000.00            5.500%           100.812500000%
A-11       $   1,123,000.00            5.500%           100.812500000%
A-R        $         100.00            5.500%           100.812500000%
-------

(1) The interest rates for the Class A-1, Class A-2, Class A-8 and Class A-9 Certificates are variable and will be calculated as described in the Prospectus Supplement.

(2) The Class A-2 and Class A-9 Certificates are notional amount certificates and will accrue interest during each interest accrual period on a notional amount. The initial notional amount of the Class A-2 and Class A-9 Certificates will be $25,000,000 and $100,025,000, respectively.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, July 29, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least "AAA" from Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" from Moody's Investors Service, Inc. ("Moody's).

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                        Very truly yours,

                                        DEUTSCHE BANK SECURITIES INC.

                                        By:
                                           -------------------------------------
                                             Name:
                                             Title:

                                        By:
                                           -------------------------------------
                                             Name:
                                             Title:

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
   -----------------------------------------------------
     Name:  Alfred Chang
     Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
   -----------------------------------------------------
     Name:  Terry McCoy
     Title: Executive Vice President